UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 14, 2009

Cray Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Washington	0-26820	93-0962605
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

901 Fifth Avenue, Suite 1000, Seattle, Washington		98164
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	206-701-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On July 14, 2009, we entered into a lease (the "Lease") with NEA Galtier, LLC for office space located at 380 Jackson Street, St. Paul, Minnesota. Upon the completion of the leasehold improvements, expected to be by November 2009, we plan to move our approximately 225 employees based in Mendota Heights, Minnesota, which include employees in development, service, sales, marketing and administration, to the new premises.

The new premises consist of approximately 51,100 square feet with options for up to an additional 15,000 square feet. The Lease has a term of approximately 126 months from the commencement date. The stated initial annual rent is $936,346, subject to a full abatement of rent for the first six months of the Lease term. Beginning with the second lease year, the gross full service rent payable under the Lease is subject to an increase of approximately 3% per year thereafter. In the event of a termination of the Lease following a default by us, we are obligated to repay as liquidated damages under the Lease the sum of the rent payable for the following 18 months, discounted to net present value, and the remaining pro rata portion of landlord’s transaction costs using a ten year amortization period. Such transaction costs include among others the rent abatement, a leasehold improvement allowance, landlord contribution to architect fees, and brokerage commissions paid by landlord. These transaction costs will not be payable in the absence of a default by us under the Lease. We may renew the Lease for two consecutive additional periods of five years following the expiration of the initial term at 95% of the then market rental rates by giving 12 months advance notice before the end of the term.

A copy of the Lease is filed as Exhibit 10.1 to this Report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 Lease dated as of July 2, 2009, between NEA Galtier, LLC and Cray Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cray Inc.

July 16, 2009	By:	/s/ Kenneth W. Johnson

Name: Kenneth W. Johnson
Title: Senior Vice President and General Counsel

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Exhibit Index

Exhibit No.	Description

10.1	Lease